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As filed with the Securities and Exchange Commission on September 23, 2003

Registration No. 333-89235

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HISPANIC BROADCASTING CORPORATION
(exact name of Registrant as specified in its charter)

Delaware (state or jurisdiction of incorporation or organization)	99-0113417 (I.R.S. employer identification no.)
HBC CAPITAL TRUST I HBC CAPITAL TRUST II (exact name of Registrants as specified in their organizational documents)
Delaware (state or jurisdiction of incorporation or organization)	75-6514061 75-6514063 (I.R.S. employer identification no.)
3102 Oak Lawn Ave., Suite 215 Dallas, Texas 75219 (214) 525-7700 (Address, including zip code, and telephone number, including area code, of Registrants' principal executive offices)
McHenry T. Tichenor, Jr.
Hispanic Broadcasting Corporation
3102 Oak Lawn Ave., Suite 215
Dallas, Texas 75219
(214) 525-7700
(Name, address, including zip code,
and telephone number, including
area code, of agent for service)

Copies to: Mark Early, Esq. Vinson & Elkins L.L.P. 3700 Trammell Crow Center 2001 Ross Avenue Dallas, Texas 75201-2975 Telephone: (214) 220-7895

Approximate date of commencement of proposed sale to the public:
This post-effective amendment deregisters the Registrants' securities that remain unsold as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

DEREGISTRATION OF SECURITIES

        On October 18, 1999, Hispanic Broadcasting Corporation, a Delaware corporation ("Hispanic"), HBC Capital Trust I, a Delaware business trust, and HBC Capital Trust II, a Delaware business trust, filed a shelf Registration Statement on Form S-3 (No. 333-89235) for purposes of registering up to $1.5 billion, in the aggregate, of their respective debt and equity securities to be sold, from time to time, in one or more offerings. Since that time, and from time to time, Hispanic has filed prospectus supplements under the Registration Statement when selling securities "off the shelf" from the Registration Statement.

        On June 11, 2002, Hispanic entered into that certain Agreement and Plan of Reorganization (the "Merger Agreement") with Univision Communications, Inc., a Delaware corporation ("Univision"), and Univision Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Univision ("Merger Sub"). Pursuant to the Merger Agreement, Merger Sub will merge with and into Hispanic with Hispanic being the surviving company (the "Merger"). In the Merger, each of the holders of the capital stock of Hispanic will receive 0.85 shares of Class A common stock, par value $0.01 per share, of Univision in exchange for each share of capital stock of Hispanic. Following the Merger, Hispanic will be a wholly-owned subsidiary of Univision and ineligible to file a registration statement on Form S-3.

        On the date hereof, Hispanic has filed a Form 15 pursuant to the Securities Exchange Act of 1934 to terminate the registration of its Class A common stock, par value $0.001 per share, under Section 12(g) of the Securities Exchange Act of 1934.

        Accordingly, this Post Effective Amendment No. 1 to the Registration Statement is being filed to deregister, as of the date hereof, all of the debt and equity securities that remain unsold under the Registration Statement.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on September 22, 2003.

HISPANIC BROADCASTING CORPORATION
By:	/s/ MCHENRY T. TICHENOR, JR. McHenry T. Tichenor, Jr. President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Title	Date
/s/ MCHENRY T. TICHENOR., JR. McHenry T. Tichenor, Jr.		President, Chief Executive Officer and Chairman of the Board of Directors	September 22, 2003
/s/ JEFFREY T. HINSON Jeffrey T. Hinson		Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	September 22, 2003
/s/ DAVID P. GEROW David P. Gerow		Vice President, Controller and Secretary (Principal Accounting Officer)	September 22, 2003
/s/ MCHENRY T. TICHENOR* McHenry T. Tichenor		Director	September 22, 2003
/s/ JAMES M. RAINES* James M. Raines		Director	September 22, 2003
/s/ ERNESTO CRUZ* Ernesto Cruz		Director	September 22, 2003
*By:	/s/ MCHENRY T. TICHENOR, JR. McHenry T. Tichenor, Jr.	Attorney-in-Fact	September 22, 2003

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, each of HBC Capital Trust I and HBC Capital Trust II certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, on the 22nd day of September, 2003.

HBC CAPITAL TRUST I, a Delaware business trust
By:	HISPANIC BROADCASTING CORPORATION, as Depositor
By:	/s/ MCHENRY T. TICHENOR, JR. McHenry T. Tichenor, Jr. Chief Executive Officer
HBC CAPITAL TRUST II, a Delaware business trust
By:	HISPANIC BROADCASTING CORPORATION, as Depositor
By:	/s/ MCHENRY T. TICHENOR, JR. McHenry T. Tichenor, Jr. Chief Executive Officer

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DEREGISTRATION OF SECURITIES
SIGNATURES
SIGNATURES